EXHIBIT 99.1
1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321

 Superior Energy Services, Inc. Announces SPN Resources, LLC
Purchases West Delta 79/86 Field From Amerada Hess Corporation,
Updates Fourth Quarter Production Estimates

HARVEY, La.--(BUSINESS WIRE)--Dec. 20, 2004--Superior Energy Services, Inc. (NYSE: SPN) today announced that its subsidiary, SPN Resources, LLC, closed on the purchase of the West Delta 79/86 field from Amerada Hess Corporation.

SPN Resources acquired 100% working interest in seven leases on five shallow water Gulf of Mexico blocks, which include eight platforms and more than 100 wells, of which approximately 30 are producing. Net production is estimated at approximately 1,250 barrels of oil equivalent (boe) per day, including approximately 750 barrels of oil. Service work identified for Superior companies that will be involved with operating, maintaining, enhancing and abandoning the field has an estimated market value of approximately $59 million, including $36 million of decommissioning liability, and will be performed over the next eight to 10 years.

Superior received $3.7 million in cash as a result of netting the difference between the cash paid at closing to Amerada Hess for acquiring the properties and the cash Superior received in exchange for selling a portion of the behind pipe reserves and exploration rights to Arena Energy. Superior will retain an overriding royalty interest in any new drill well opportunities identified by Arena Energy with the option to participate instead on a well-by-well basis for a working interest.

SPN Resources now owns and operates properties on 39 blocks in the Gulf of Mexico, which include 50 structures and more than 380 wells, of which more than 160 are currently producing.

Production Update

Production from the Company's South Pass 60 field resumed November 22, 2004, following repairs to damage caused by Hurricane Ivan. Additional repairs and maintenance to generators, compressors and electrical systems have limited production levels until this week, when production exceeded pre-storm levels. The Company estimates production from currently producing properties, excluding the West Delta properties, should on average exceed 6,100 boe per day going forward.

However, as a result of the delays, Superior estimates the production deferral in the fourth quarter will be 260,500 net boe versus earlier estimates of 184,000 net boe. The Company expects fourth quarter production to be approximately 263,000 net boe (inclusive of the West Delta properties) as compared to earlier guidance of 306,000 net boe.

CEO Terry Hall commented: "The West Delta field is the type of 'sunset' property we seek with a significant number of mature wells allowing us to increase utilization of our production-related and decommissioning assets. The ability to put crews and equipment to work during the seasonally slow periods during the fourth and first quarters is important given the fixed cost nature of some of our businesses. This transaction should be mildly accretive to 2005 earnings and offers potential upside from the exploratory drilling our partner, Arena Energy, will do in the field with little or none of our capital at risk. We believe we now have an inventory of more than $240 million in service work on properties we own, including the West Delta 79/86 acquisition.

"Although deferred production from the fourth quarter is higher than we originally estimated due to the delay in the return of South Pass 60, we believe 2005 is setting up as a very positive year for Superior given the improving market outlook for our rental tools and production-related service businesses, full-year production from South Pass 60, and incremental service work on the properties we own."

SPN Resources is focused on acquiring mature producing properties in the Gulf of Mexico. In the last 12 months, acquisitions have been made from Unocal, Marathon, Apache, BP, and Amerada Hess.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, well control, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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